CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2015
SEVENTEENTH INSTRUMENT OF AMENDMENT
Recitals:
1.    Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.
2.    Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons:
a.    To increase the auto-enrollment percentage from 3% to 4%, effective October 1, 2023.
b.    To raise the Section 401(a)(9) required beginning date in accordance with SECURE 1.0 and 2.0.
c.    To increase the cash-out threshold from $5,000 to $7,000 in accordance with SECURE 2.0, effective January 1, 2024.
d.    To add a definition of “Spouse” to the plan.
e.    To enable members to elect a Plan feature that automatically converts after-tax contributions to Roth contributions.
3.    Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.
4.    Section 12.01(b) authorizes the Curtiss-Wright Corporation Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.
5.    Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.
Amendments to the Plan
1.Effective January 1, 2020, Section 1.08A is added to the Plan immediately following Section 1.08, as follows:
1.08A    “Applicable Age” means

(a)    age 70 ½ for a Participant who was born before July 1, 1949;
(b)    age 72 for a Participant who was born on or after July 1, 1949, but before January 1, 1951;
(c)    age 73 for a Participant who was born on or after January 1, 1951, but before January 1, 1960;
(d)    age 75 if you were born on or after January 1, 1960; or
(e)    such other age specified in Code Section 401(a)(9)(C)(v), as amended or superseded from time to time, the terms of which are incorporated herein by reference and made applicable to this Plan, notwithstanding the foregoing to the contrary.
2.Effective June 6, 2023, Section 1.46A is added to the Plan immediately following Section 1.46, as follows:
1.46A    "Spouse" means the individual to whom the Member is lawfully married (whether of the same or opposite sex) in accordance with the laws of the jurisdiction in which the marriage ceremony was performed, and any former Spouse to the extent provided under a qualified domestic relations order as described in Section 414(p) of the Code ("QDRO"). No individual, whether of the same or opposite sex, shall be a Member’s Spouse on account of the fact that such individual has entered into a domestic partnership, civil union or other formal or informal relationship with the Member that is not denominated as a legal marriage under the laws of a jurisdiction, even if those laws provide similar rights, protections and benefits to persons in those relationships as they do to married persons. In all cases, the marriage must be recognized for purposes of the Code’s provisions applicable to qualified plans pursuant to regulatory guidance issued thereunder. The Administrative Committee may require the Member and/or Spouse to submit evidence to prove such legal relationship.
3.Effective as of June 6, 2023, all references in the Plan to “spouse” are replaced with “Spouse.”

4.Effective October 1, 2023, Section 3.03(a) is amended in its entirety as follows:
Effective January 1, 2009, Automatic Deferred Cash Contributions will be made on behalf of Covered Members who do not have an affirmative election in effect regarding Deferred Cash Contributions. The amount of Automatic Deferred Cash Contributions made for a Covered Member each pay period is equal to the “automatic enrollment percentage” multiplied by the Covered Member’s Compensation for that pay period. The automatic enrollment percentage is 3% for eligible Employees subject to the Automatic Contribution Arrangement prior to October 1, 2023 and 4% for eligible Employees subject to the Automatic Contribution Arrangement on or after October 1, 2023.
5.Effective January 1, 2024, Section 9.03(c) is amended by substituting the term “$7,000” for the term “$5,000.”
6.Effective January 1, 2023, the heading of Section 9.04 is amended as follows:
9.04     Age-Based Required Distribution
7.Effective January 1, 2023, Section 9.04(a) is amended in its entirety to read as follows:

(a)Notwithstanding any provision of the Plan to the contrary, distributions are required to commence as of the Member’s Required Beginning Date. The Required Beginning Date is April 1 of the calendar year following the later of the calendar year in which the participant attains the Applicable Age or the calendar year in which the Member retires, except that distributions to a five percent owner (as defined in Section 416(i) of the Code) must commence by April 1 of the calendar year following the calendar year in which the Member attains the Applicable Age. No minimum distribution payments under the provisions of Section 401(a)(9) of the Code will be made to a Member during his employment with the Employer or an Affiliated Employer on or after January 1, 1998, if the Member is not a five percent owner as defined above. Such Member may, however, elect to receive in-service withdrawals in accordance with the provisions of Article 7 while he remains in service.
8.Effective January 1, 2023, Section 9.04(c)(ii) is amended in its entirety to read as follows:
(ii)    "Distribution calendar year" means a calendar year for which a minimum distribution is required. The first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Member’s Required Beginning Date, as defined in Section 9.04(a). The required minimum distribution for the Member’s first distribution calendar year will be made on or before the Member’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Member’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.
9.Effective June 6, 2023, Section 3.08 is amended by adding the following at the end thereof:
A Member who is eligible to elect the in-plan Roth rollover feature may further elect in accordance with administrative procedures adopted by the Administrative Committee from time to time to apply the in-plan Roth rollover feature automatically and without further direction to amounts credited to the Member’s Account attributable to After-Tax Contributions (“automated Roth conversions”). Any election for automated Roth conversions shall become effective as soon as administratively practicable following receipt of the election by the Administrative Committee or its designee and effectuated at such time or time(s) during each Plan Year and in such manner as determined appropriate by the Administrative Committee in accordance with administrative procedures. A Member may make a subsequent election to revoke automated Roth conversions at any time by giving notice to the Administrative Committee or its designee. Such revocation shall become effective as soon as administratively practicable following the delivery of such notice.
Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this ____ day of _______________, 2023.

    Curtiss-Wright Corporation
    Administrative Committee

    By:
        Robert Freda

4877-7524-5669, v. 2
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